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                                  [LETTERHEAD]

                              SECRETARY OF STATE



     I, BILL JONES, Secretary of State of the State of California, hereby certify:

     That the attached transcript has been compared with the record on file in the office, of which it purports to be a copy, and that it is full, true and correct.

                                       IN WITNESS WHEREOF, I execute this
                                          certificate and affix the Great Seal
                                          of the State of California this


                                                      JUN 04 1998
                                          -------------------------------------

[SEAL]

                                                    /s/ BILL JONES

                                                  Secretary of State


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                      CERTIFICATE OF AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                      OF
                            UNIONBANCAL CORPORATION



The undersigned certify that:

1. They are the President and Corporate Secretary, respectively, of UnionBanCal Corporation, a California corporation.

2. The Articles of Incorporation of this corporation are amended and restated to read as follows:


                             AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                      OF
                            UNIONBANCAL CORPORATION


                                   ARTICLE I
                                     NAME

     The name of the corporation is:  UnionBanCal Corporation

                                  ARTICLE II
                                    PURPOSE

     The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.


                                       1

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                                  ARTICLE III
                               AUTHORIZED STOCK

     A. This corporation is authorized to issue two classes of stock designated "Preferred Stock" and "Common Stock". The number of shares of Preferred Stock authorized to be issued is 5,000,000 and the number of shares of Common Stock authorized to be issued is 100,000,000.


     B. The Preferred Stock may be divided into such number of series as the Board of Directors may determine. The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.


                                  ARTICLE IV
                               CUMULATIVE VOTING

     No shareholder of this corporation shall be entitled to cumulate votes at any election of directors of this corporation.


                                   ARTICLE V
                                   DIRECTORS

     The number of directors of this corporation shall not be less than sixteen
(16) nor more than thirty (30) until changed by an amendment of the Articles of Incorporation. The exact number of directors within these limits shall be fixed from time to time by a resolution duly adopted by the shareholders or by the Board of Directors of this corporation. Said Directors shall have the right and duty to conduct the affairs of this corporation and to otherwise regulate the business and affairs of this corporation and the powers of the Directors and shareholders in a manner not in conflict with law.


                                       2

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                                  ARTICLE VI
                                   ELECTION

     This corporation elects to be governed by all of the provisions of the California General Corporation Law of 1977 not otherwise applicable to it under Chapter 23 thereof.



                                  ARTICLE VII
                              DIRECTORS LIABILITY

The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. Any repeal or modification of this Article VII, or the adoption of any provision of the Articles of Incorporation inconsistent with this Article VII shall only be prospective and shall not adversely affect the rights under this
Article VII in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.



                                 ARTICLE VIII
                                INDEMNIFICATION

     This corporation is authorized to indemnify its agents (as defined in Section 317 of the California Corporations Code) through Bylaw provisions, agreements with agents, vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits on indemnification of directors and agents of the corporation set forth in Section 204 of the California Corporations Code with respect to actions for breach of a duty to the corporation and its shareholders. Any repeal or modification of this Article VIII, or the adoption of any provision of the Articles of Incorporation inconsistent with this Article VIII, shall only be prospective and shall not adversely affect the rights under this Article VIII in effect at the time of the alleged occurrence of any action or omission to act giving rise to indemnification.


3. The Company's common stock is designated as qualified for trading on the Nasdaq National Market, and the Company has 2,117 shareholders of its common stock as of April 10, 1998, the record date of the Company's most recent annual meeting of shareholders.

4. The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the Board of Directors.


                                       3

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5.   The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with
     Section 902, California Corporations Code. The total number of outstanding shares of the corporation is 54,945,321. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.


We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our knowledge.


                              /s/ Takahiro Moriguchi
DATE:   May 27, 1998          ----------------------------------
                              Takahiro Moriguchi, President
                              and Chief Executive Officer


                              /s/ Jean C. Nomura
                              ----------------------------------
                              Jean C. Nomura, Vice President
                              and Corporate Secretary



                              [SEAL]